Calculation of Filing Fee Tables
S-8
Wayfair Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock	Other	5,000,000	$ 88.53	$ 442,650,000.00	0.0001531	$ 67,769.71
Total Offering Amounts:						$ 442,650,000.00		$ 67,769.71
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 67,769.71
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. (2) Estimated in accordance with Rules 457(c) and (c) of the Securities Act solely for the purpose of calculating the registration free on the basis $88.53 per share, which is average of high and low prices of the Registrant's Class A common stock as reported on the New York Stock Exchange on September 12, 2025. (3) Consists of an additional 5,000,000 shares issuable under Amendment No. 1 to the 2023 Incentive Award Plan (the "2023 Plan") pursuant to the terms of such plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A